BETTER HOLDCO, INC.
EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN
1.Better Holdco, Inc. (the “Company”) hereby establishes this Executive Change-in-Control Severance Plan (the “Plan”) for its Participants (as defined below).

2.Purpose. The purpose of this Plan is to retain certain executives of the Company by providing appropriate severance benefits and to ensure their continued dedication to their duties, including in connection with the possibility, threat, or occurrence of a change in control of the Company either related or unrelated to the Company’s entry into that certain Agreement and Plan of Merger by and among the Company, Aurora Acquisitions Corp., and Aurora Merger Sub I, Inc., dated as of May 10, 2021 (the “Merger Agreement,” and the transactions contemplated thereby the “Merger”).
3.Eligible Participants. Employees participating in the Plan (each, a “Participant”) will be (a) the Chief Executive Officer of the Company, (2) other executives of the Company who are at the L12 employment level or higher and (3) other employees who are from time to time designated by the Company’s Compensation Committee (the “Committee”) as eligible to participate in the Plan so long as the Plan is amended by or otherwise modified by the Committee to provide for such participation.
4.Payments Upon a Qualifying Termination.
(a)Qualifying Termination with Change in Control. If the employment of the Participant is terminated under circumstances constituting a Qualifying Termination during the three (3) months prior to a Change in Control at the request or suggestion of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a “Third Party”) and a Change in Control involving such Third Party occurs, or during the twelve (12) months following the date of a Change in Control (such period during the three (3) months prior to and the twelve (12) months following the Change in Control, the “CIC Termination Period”) then, subject to the Participant’s execution of a Release as set forth in Section 5 below, the Company shall provide to the Participant:

(i)a lump sum cash payment equal to the result of multiplying the Participant’s applicable
Severance Multiple set forth in Exhibit A by the Participant’s Base Salary;
(ii)a lump sum cash payment equal to the Participant’s Target Bonus, pro-rated based on the number of days the Participant was actually employed by the Company during the applicable performance period in which the Date of Termination occurred;
(iii)if the Participant makes a valid election under the Consolidated Omnibus Budget Reconciliation Act (COBRA) to continue their health coverage, the Company will pay or reimburse the Participant for the cost of such continuation coverage for the Participant and any eligible dependents that were covered under the Company’s health care plans immediately prior to Date of Termination until the earliest of (a) the expiration of the Continuation of Benefits Period set forth in Exhibit A; (b) the date upon which the Participant and/or the Participant’s eligible dependents become covered under similar plans or (c) the date upon which the Participant ceases to be eligible for coverage under COBRA; and

(iv)full accelerated vesting of all outstanding equity-based awards held by Participant on the Date of Termination, with any awards that are subject to performance-based vesting conditions deemed achieved at 100% of target performance, as applicable.
The cash payments specified in paragraphs (i) and (ii) of this Section 4(a) shall be paid within sixty (60) days (or the next following business day if the sixtieth (60th) day is not a business day) following the Date of Termination. In addition, as soon as practicable following the Date of Termination, the Company shall pay or provide to the Participant the Accrued Benefits (which, for the avoidance of doubt, shall not be subject to the
Participant’s execution of a Release as set forth in Section 5 below).

If a Participant received compensation or benefits prior to the CIC Termination Period, including such things as sign-on bonuses or relocation benefits, which would have otherwise been reimbursable to the Company in the event of a voluntary termination of employment in the normal course, there will be no required repayment upon a Qualifying Termination during the CIC Termination Period.
(b)Qualifying Termination without Change in Control. If the employment of the Participant is terminated under circumstances constituting a Qualifying Termination that does not occur during a CIC Termination Period, then the Participant shall receive the payments and benefits as provided for under the executive’s employment agreement.
(c)Non-Qualifying Termination During CIC Termination Period. If during the CIC Termination Period, the employment of the Participant shall terminate by reason other than a Qualifying Termination, then, as soon as practicable following the Date of Termination, the Company shall pay or provide to the Participant the Accrued Benefits. The Company may make such additional payments, and provide such additional benefits, to the Participant as the Company and the Participant may agree in writing.

(d)No Duplication. Except as otherwise expressly provided pursuant to this Plan, this Plan shall be construed and administered in a manner which avoids duplication of compensation and benefits which may be provided under the executive’s employment agreement or any other plan, program, policy or other arrangement or individual contract or under any statute, rule or regulation. In the event a Participant is covered by any other plan, program, policy, individually negotiated agreement or other arrangement, in effect as of his or her Date of Termination, that may duplicate the payments and benefits provided for in this Section 4, the Committee is specifically empowered to reduce or eliminate the duplicative benefits provided for under the Plan. For the avoidance of doubt, amounts awarded under a retention bonus that pays out in connection with a qualifying termination of employment shall not be considered duplicative of the severance benefits provided under Section 4 of this Plan.
5.Release. A Participant’s receipt of payments and benefits under Section 4(a) above will be conditioned on the Participant’s execution of a Release of claims in the form used by the Company immediately prior to the Change in Control (a “Release”), which re-affirms Participant’s obligations to observe the terms of the restrictive covenants set forth in the Confidential Information, Invention Assignment, and Arbitration Agreement, and which shall be provided to the Participant no later than two (2) days after the Date of Termination and must be executed by the Participant, become effective and not be revoked by the Participant by the fifty-fifth (55th) day following the Date of Termination.
6.Withholding Taxes. The Company shall withhold from all payments due to the Participant (or his or her beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.
7.Expenses. If any contest or dispute shall arise under this Plan involving termination of a Participant’s employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse Participant for all legal fees and expenses, if any, incurred by Participant in connection with such contest or dispute (regardless of the result thereof) within thirty (30) days of receipt of evidence thereof; provided, however, Participant shall be required to repay any such amounts to the Company to the extent that a court issues a final and non-appealable order setting forth the determination that the position taken by Participant was frivolous or advanced by Participant in bad faith.
8.No Guarantee of Continued Employment. Nothing in this Plan will be deemed to entitle the Participant to continued employment with the Company or its Subsidiaries.

9.Forfeiture and Clawback. As sufficient consideration provided in exchange for Participant’s continued employment with the Company and participation in this Plan, Participant will be deemed to have agreed that if the Participant materially breaches the Confidential Information, Invention Assignment, and Arbitration Agreement, in addition to any and all other remedies available to the Company, (i) any payments to be provided under Section 4 (other than the Accrued Benefits) shall upon written notice provided by the Company within one year of the Company’s actual notice of the applicable breach (which may be in electronic form) immediately be forfeited; and (ii) the Company shall have the right upon written notice provided by the Company within one year of the Company’s actual notice of the applicable breach (which may be in electronic form) to reclaim and receive from the Participant the gross amount of any payments provided under Section 4 (other than the Accrued Benefits), and any such return of such payments by the Participant which requires action on the part of the Participant shall be made within five (5) business days following receipt of written demand therefore.

10.Section 280G of the Code.
(a)To the extent that any payment or distribution to or for the benefit of Participant pursuant to the terms of this Plan or any other plan, arrangement or agreement with the Company, any of its affiliated companies, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then the Company shall reduce the payments to the amount that is (after taking into account federal, state, local and social security taxes at the maximum marginal rates, including any excise taxes imposed by Section 4999 of the Code) one dollar less than the amount of the Payments that would subject Participant to the Excise Tax (the “Safe Harbor Cap”) if, and only if, such reduction would result in Participant receiving a higher net after-tax amount. Unless Participant shall have given prior written notice specifying a different order to the Company to effectuate the Safe Harbor Cap, the Payments to be reduced hereunder will be determined in a manner which has the least economic cost to Participant and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when the Payment would have been made to Participant until the reduction specified herein is achieved. Participant’s right to specify the order of reduction of the Payments shall apply only to the extent that it does not directly or indirectly alter the time or method of payment of any amount that is deferred compensation subject to (and not exempt from) Section 409A.
(b)All determinations required to be made under this Section 10, including whether and when the Safe Harbor Cap is required and the amount of the reduction of the Payments pursuant to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determination, shall be made by a public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Participant within fifteen
(15) business days of the receipt of notice from the Company or Participant that there has been a Payment, or such earlier time as is requested by the Company (collectively, the “Determination”). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, an independent accounting firm selected by the Company may be appointed to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. The Determination by the Accounting Firm shall be final, binding and conclusive upon the Company and Participant. To the extent a Participant’s reasonable out-of-pocket expenses are reimbursed by the Company, Participant shall cooperate with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.
11.Successors; Binding Agreement.

(a)This Plan will survive any Change in Control, and the provisions of this Plan will be binding upon the surviving corporation, which will be treated as the Company hereunder. The benefits provided under this Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Participant dies while any amounts would be payable to the Participant hereunder had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such person or persons appointed in writing by the Participant to receive such amounts or, if no person is so appointed, to the Participant’s estate.

(b)The Company agrees that concurrently with any Business Combination (other than a Non- Qualifying Transaction), it will cause any successor or transferee unconditionally to assume, by written instrument delivered to Participant (or Participant’s beneficiary or estate), all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such Business Combination shall constitute Good Reason hereunder. For purposes of implementing the foregoing, (i) the date on which any such Business Combination becomes effective shall be deemed the date Good Reason occurs, and
(ii) Participant shall be entitled to terminate employment for Good Reason immediately prior to the time the Business Combination becomes effective and receive compensation and other benefits from the Company in the same amount and on the same terms as Participant would have been entitled hereunder if Participant’s employment were terminated for Good Reason during the CIC Termination Period.
12.Notice. For purposes of this Plan, all notices and other communications required or permitted hereunder must be in writing and will be deemed to have been duly given when (i) delivered, including through electronic mail, or (ii) five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid and addressed as follows:
If to the Participant: the address listed as the Participant’s address in the Company’s personnel files.
If to the Company:

Better Holdco, Inc.
175 Greenwich Street, 59th Floor New York, NY 10007
Attention: Deputy General Counsel and the Legal Department

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(a) A written notice of the Participant’s Date of Termination occurring during the CIC Termination Period (or in connection with a Change in Control) by the Company or the Participant, as the case may be, to the other, will (i) indicate the specific termination provision in this Plan relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated and (iii) specify the termination date (which, for a termination of employment by the Company without Cause, shall not be more than thirty (30) days after the giving of such notice and, for a resignation by the Participant for Good Reason, shall not be less than fifteen (15) days or more than thirty (30) days after the giving of such notice). The failure by the Participant or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause does not waive any right of the Participant or the Company hereunder or preclude the Participant or the Company from asserting such fact or circumstance in enforcing the Participant’s or the Company’s rights hereunder.
13.Full Settlement; Resolution of Disputes and Costs.
(a)In no event will the Participant be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and except as provided in Section 4(a)(iii) or Section 9, such amounts shall not be reduced whether or not the Participant obtains other employment.
(b)Any dispute or controversy arising under or in connection with this Plan shall be settled in accordance with the Arbitration Agreement contained in the Confidential Information, Invention Assignment, and Arbitration Agreement.
14.Employment with Subsidiaries. Employment with the Company for purposes of this Plan shall include employment with any Subsidiary.

15.Survival. The respective obligations and benefits afforded to the Company and the Participant as provided in Sections 4 (to the extent that payments or benefits are owed as a result of a termination of employment that occurs during the term of this Plan), 5, 6, 7, 9 and 12 shall survive the termination of this Plan.

16.GOVERNING LAW; VALIDITY. EXCEPT TO THE EXTENT THIS PLAN IS SUBJECT TO ERISA, THE INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS PLAN SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLE OF CONFLICTS OF LAWS, AND APPLICABLE FEDERAL LAWS. THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION OF THIS PLAN SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THIS PLAN, WHICH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT.
17.Amendment and Termination. The Committee may amend or terminate the Plan at any time without the consent of the Participants; provided, however, that Participants must be given at least twelve (12) months’ advance notice of amendments that are materially adverse to the interests of the Participants or planned termination of the Plan, including any termination because the closing of the Merger does not occur or if the Merger Agreement is terminated for any reason, and provided, further, that any termination or amendments to the Plan that are adverse to the interests of any Participant and made in anticipation of a Change of Control will give a Participant the right to enforce his or her rights pursuant to Section 19. Notwithstanding the foregoing, during the period commencing on a Change in Control and ending on the first anniversary of the Change in Control, no Participant’s participation hereunder may be terminated and the Plan may not be terminated or amended in any manner which is materially adverse to the interests of any Participant without the prior written consent of such Participant.
18.Interpretation and Administration. The Plan shall be administered by the Committee (or any successor committee). The Committee (or any successor committee) will have the authority, subject in all cases to the terms of the Plan (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan, (iii) to prescribe, amend and rescind rules and regulations relating to the Plan, (iv) to make all determinations necessary or advisable in administration of the Plan, (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan, (vi) to delegate its responsibilities and authority hereunder to a subcommittee of the Committee, and (vii) with respect to Participants who are not Officers, to delegate its responsibilities and authority hereunder to a person or group of persons who is employed by the Company. Actions of the Board or the Committee (or any successor committee) shall be taken by a majority vote of its members. All determinations by the Committee (or any successor committee) shall be made in the Committee’s reasonable discretion; provided that any such determinations shall be consistent with the terms of the Plan.

19.Claims and Appeals. Participants may submit claims for benefits by giving notice to the Committee pursuant to Section 12 of this Plan. If a Participant believes that he or she has not received coverage or benefits to which he or she is entitled under the Plan, the Participant may notify the Committee in writing of a claim for coverage or benefits pursuant to Section 12 of this Plan. If the claim for coverage or benefits is denied in whole or in part, the Committee shall notify the applicant in writing of such denial within thirty
(30) days (which may be extended to sixty (60) days under special circumstances), with such notice setting forth:
(i) the specific reasons for the denial; (ii) the Plan provisions upon which the denial is based; (iii) any additional material or information necessary for the applicant to perfect his or her claim; and (iv) the procedures for requesting a review of the denial. Upon a denial of a claim by the Committee, the Participant may: (x) request a review of the denial by the Committee or, where review authority has been so delegated, by such other person or entity as may be designated by the Committee for this purpose; (y) review any Plan documents relevant to his or her claim; and (z) submit issues and comments to the Committee or its delegate that are relevant to the review. Any request for review must be made in writing and received by the Committee or its delegate within sixty (60) days of the date the applicant received notice of the initial denial, unless special circumstances require an extension of time for processing. The Committee or its delegate will make a written ruling on the applicant’s request for review setting forth the reasons for the decision and the Plan provisions upon which the denial, if appropriate, is based. This written ruling shall be made within thirty (30) days of the date the Committee or its delegate receives the applicant’s request for review unless special circumstances require an extension of time for processing, in which case, a decision will be rendered as soon as possible, but not later than sixty (60) days after receipt of the request for review. All extensions of time permitted by this Section 19 will be permitted at the sole discretion of the Committee or its delegate. If the Committee does not provide the Participant with written notice of the denial of his or her appeal, the Participant’s claim shall be deemed denied. Notice provided to the Company under Section 12 of this Plan shall constitute notice to the Committee.
20.Type of Plan. This Plan is intended to be, and shall be interpreted as an unfunded employee welfare plan under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Section 2520.104-24 of the Department of Labor Regulations, maintained primarily for the purpose of providing employee welfare benefits, to the extent that it provides welfare benefits, and under Sections 201, 301 and 401 of ERISA, as a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation, to the extent that it provides such compensation, in each case, for a select group of management or highly compensated employees (i.e., a “top hat” plan).
21.Non-Assignability. Benefits under the Plan may not be assigned by the Participant. The terms and conditions of the Plan shall be binding on the successors and assigns of the Company.
22.Effect on Other Plans, Agreements and Benefits. Except to the extent expressly set forth herein, any benefit or compensation to which a Participant is entitled under any agreement between the Participant and the Company or under any plan maintained by the Company in which the Participant participates or participated will not be modified or lessened in any way, but will be payable according to the terms of the applicable plan or agreement. Notwithstanding the foregoing, any benefits received by a Participant pursuant to this Plan will be in lieu of any severance benefits to which the Participant would otherwise be entitled under any general severance policy or other severance plan maintained by the Company for its Officers or Executives and, upon consummation of a Change in Control, Participants will in no event be entitled to participate in any such severance policy or other severance plan maintained by the Company for its Officers or Executives.

23.Section 409A.
(a)The Plan is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, will in all respects be administered in accordance with Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code will be paid under the applicable exception. Each payment of compensation under this Plan will be treated as a separate payment of compensation for purposes of Section 409A. All payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” under Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment under this Plan.

(b)Notwithstanding any other provision of this Plan, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code and Participant is subject to Section 409A of the Code, the payment shall be paid (or provided) in accordance with the following:

(i)If Participant is a “Specified Employee” on the Date of Termination, and if a payment is required to be delayed pursuant to Section 409A(a)(2)(B)(i), then no such payment shall be made or commence during the period beginning on the Date of Termination and ending on the date that is six
(6) months following the Date of Termination or, if earlier, on the date of Participant’s death, if the earlier making of such payment would result in tax penalties being imposed on Participant under Section 409A of the Code. The amount of any payment that otherwise would be paid to Participant hereunder during this period shall instead be paid to Participant on the first business day coincident with or next following the date that is six (6) months and one day following the Date of Termination or, if earlier, within ninety (90) days following the death of Participant.

(c)Payments with respect to reimbursements of expenses shall be made promptly, but in any event on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, and any right to reimbursement is not subject to liquidation or exchange for cash or another benefit.
(d)Participant further acknowledges that any tax liability incurred by Participant under Section 409A of the Code is solely the responsibility of Participant.
24.Certain Reductions; Recoupment. Notwithstanding anything in this Plan to the contrary, in no event shall any payment or benefit under this Plan be paid, provided or accrued, if any such payment, provision or accrual would be in violation of applicable law, rule or regulation (“Applicable Law”). In addition, to the extent that any provision of Applicable Law or any recoupment policy or practice of the Company as in effect from time to time requires any payments or benefits paid (or provided or to be paid or provided) to a Participant to be forfeited or recouped from the Participant, each such payment or benefit shall be subject to forfeiture or recoupment, as applicable, and such Participant’s right to receive or retain each such payment or benefit shall terminate.
25.Effective Date. The Plan shall be effective on December 16, 2021.
26.Definitions. As used in this Plan, the following terms shall have the respective meanings set forth below:
(a)“Accounting Firm” shall have the meaning set forth in Section 10(b).
(b)“Accrued Benefits” means, collectively, (i) Participant’s Base Salary, to the extent earned but unpaid as of the Date of Termination, and (ii) any other compensation and/or benefits as may be due or payable to the Participant in accordance with the terms and provisions of any plans or agreements of the Company.
(c)“Annual Incentive Bonus” means the annual cash incentive bonus awarded to a Participant under the annual incentive plan by the Company (or its affiliates) from time to time.

(d)“Applicable Law” shall have the meaning set forth in Section 24.
(e)“Base Salary” means the greater of (i) Participant’s annual rate of base salary as in effect on the Participant’s Date of Termination and (ii) Participant’s annual rate of base salary as in effect on the date of the Change in Control.
(f)“Board” means the Board of Directors of the Company and, after a Change in Control, the “board of directors” of the surviving corporation.

(g)“Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act

(h)“Cause” has the meaning set forth in any employment agreement or offer letter between the Company and a Participant, or in the absence of any such agreement or if such agreement does not define “Cause,” means the occurrence of any of the following:

(i)the Participant’s conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving fraud or embezzlement;
(ii)the Participant’s conviction of or plea of guilty or nolo contendere to any other act of moral turpitude, or a violation of federal or state law by the Participant that, in each case, the Company reasonably determines has had or will have a material detrimental effect on the Company’s reputation or business;

(iii)the Participant’s gross negligence or willful misconduct that is or may reasonably be expected to have a material adverse effect on the reputation or interests of the Company;
(iv)the Participant’s material breach of any obligations under any written agreement or covenant with the Company (including the Confidential Information, Invention Assignment, and Arbitration Agreement);
(v)the Participant’s material breach of a material Company policy, or material breach of a Company policy that results in or could reasonably be expected to result in material loss, damage or injury to the Company and its subsidiaries, their goodwill, business or reputation;
(vi)the Participant’s willful or continued substantial failure to perform the Participant’s duties (other than as a result of the Participant’s physical or mental incapacity;).

For purposes of this Section 26(h), no act, or failure to act, by Executive will be considered “willful” if taken or omitted in the good faith belief that the act or omission was in, or not opposed to, the best interests of the Company.
(i)“Change in Control” means, except in connection with any initial public offering of the
Common Stock, the occurrence of any of the following events:
(i)during any period of not more than 36 months, the individuals who constitute the Board as of the beginning of the period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a Director subsequent to the beginning of such period, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) will be an Incumbent Director; provided, however, that no individual initially elected or nominated as a Director of the Company as a result of an actual or publicly threatened election contest with respect to directors or as a result of any other actual or publicly threatened solicitation of proxies by or on behalf of any person other than the Board will be deemed to be an Incumbent Director;
(ii)any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), is or becomes a Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding securities eligible to vote for the election of the Board (“Company Voting Securities”); provided, however, that the event described in this paragraph (b) will not be deemed to be a Change in Control by virtue of the ownership, or acquisition, of Company Voting Securities: (A) by the Company, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities or (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (c) of this definition);
(iii)the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the entity resulting from such Business Combination (the “Surviving Entity”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting power, is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Entity or the parent), is or becomes the Beneficial Owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the parent (or, if there is no parent, the Surviving Entity) and (C) at least a majority of the members of the Board of the parent (or, if there is no parent, the Surviving Entity) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) of this paragraph (c) will be deemed to be a “Non-Qualifying Transaction”); or

(iv)the consummation of a sale of all or substantially all of the Company’s assets (other than to an affiliate of the Company); or

(v)the Company’s stockholders approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control will not be deemed to occur solely because (i) any person acquires beneficial ownership of more than 50% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding, provided that if after such acquisition by the Company such person becomes the Beneficial Owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person (excluding, for these purposes, any Company Voting Securities beneficially owned by such person as a result of any vesting, exercise and/or settlement of Awards granted pursuant to this Plan or any successor plan), a Change in Control will then occur; (ii) Vishal Garg and his affiliates and associates are deemed to beneficially own greater than 50% of the Company’s Voting Securities as a result of transfers or sales by third parties (including transfers and sales pursuant to which such third parties convert or otherwise exchange shares of the Company’s Class B Common Stock for shares of the Company’s Class A Common Stock) that occur independently of Vishal Garg and his affiliates and associates; or (iii) of any such transfers or sales by such third parties. In addition, a Change in Control will not be deemed to occur solely upon the consummation of the Merger contemplated by the Merger Agreement or the listing, on a national exchange, of equity securities of the combined company surviving the Merger.
(j)“Code” means the Internal Revenue Code of 1986, as amended.
(k)“CIC Termination Period” shall have the meaning set forth in Section 4(a).

(l)“Committee” means the Compensation Committee of the Board or any other committee appointed by the Board to perform the functions of the Compensation Committee

(m)“Company” means Better Home & Finance Holding Company, a Delaware corporation, or any successor thereto as provided in Section 11 herein.

(n)“Company Information” shall have the meaning set forth in Section 9(e).
(o)“Date of Termination” means (i) the effective date on which the Participant’s employment by the Company terminates as specified in a prior written notice by the Company or the Participant, as the case may be, to the other, delivered pursuant to Section 12 or (ii) if the Participant’s employment by the Company terminates by reason of death, the date of death of the Participant.
(p)“Determination” shall have the meaning set forth in Section 10(b).
(q)“Disability” means if, as a result of Participant’s incapacity due to physical or mental illness,
Participant has been substantially unable to perform his or her duties for a continuous period of 180 days.
(r)“Effective Date” shall have the meaning set forth in Section 25.
(s)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(t)“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
(u)“Excise Tax” shall have the meaning set forth in Section 10(a).
(v)“Good Reason” has the meaning set forth in any employment agreement or offer letter between the Company and a Participant, or in the absence of any such agreement or if such agreement does not define “Good Reason”, means, without a Participant’s express written consent, the occurrence of any of the following:
(i)a material reduction in the Participant’s Base Salary or hourly wage rate and target bonus opportunity, unless such reduction applies pursuant to an across-the-board reduction that affects all similarly situated employees;
(ii)a material diminution in the Participant’s position, authority, duties or responsibilities, provided, that, any change to the Participant’s reporting relationship will not itself give rise to a right to terminate employment for Good Reason under this prong (ii); or
(iii)the Company’s material breach of any written agreement or covenant with the
Company.
1.Notwithstanding the foregoing, no such act or omission will be treated as “Good Reason” under this Agreement unless: (A) the Participant delivers to the Company a detailed, written statement of the basis for the Participant’s belief that such act or omission constitutes Good Reason, (B) the Participant delivers such statement before the end of the ninety (90) day period which starts on the date there is an act or omission which forms the basis for the Participant’s belief that Good Reason exists, (C) the Participant gives the Company a thirty (30) day period after the delivery of such statement to cure the basis for such belief and (D) the Participant actually submits his or her written resignation to the Company and terminates employment during the sixty (60) day period which begins immediately after the end of such thirty (30) day period if the Participant reasonably and in good faith determines that Good Reason continues to exist after the end of such thirty (30) day period

2.Notwithstanding the foregoing, the Company placing the Participant on a paid leave for up to 90 days, pending the determination of whether there is a basis to terminate the Participant for Cause, will not constitute a “Good Reason” event; provided, further, that, if the Participant is subsequently terminated for Cause, then the Participant will repay any amounts paid by the Company to the Participant during such paid leave period.

(w)“Merger” shall have the meaning set forth in Section 1.
(x)“Merger Agreement” shall have the meaning set forth in Section 1.
(y)“Participant” shall have the meaning set forth in Section 3.
(z)“Payments” shall have the meaning set forth in Section 10(a).

(aa)    “Plan” shall have the meaning set forth in Section 1.
(bb) “Qualifying Termination” means a termination of the Participant’s employment with the Company (i) by the Company other than for Cause or (ii) by the Participant for Good Reason. Termination of the Participant’s employment on account of death, Disability, by the Company for Cause or by the Participant other than for Good Reason shall not be treated as a Qualifying Termination. Notwithstanding the preceding sentence, the death of the Participant after notice of termination for Good Reason or without Cause has been validly provided shall be deemed to be a Qualifying Termination.

(cc)    “Release” shall have the meaning set forth in Section 5.
(dd)    “Safe Harbor Cap” shall have the meaning set forth in Section 10(a).
(ee) “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then-outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors (or members of any similar governing body) or in which the Company has the right to receive 50% or more of the distribution of profits or 50% of the assets or liquidation or dissolution.

(ff) “Target Bonus” means the Participant’s target Annual Incentive Bonus for the fiscal year in which the Date of Termination occurs.

(gg)    “Third Party” shall have the meaning set forth in Section 4(a).

EXHIBIT A

BETTER HOLDCO, INC.
EXECUTIVE CHANGE-IN-CONTROL SEVERANCE PLAN

Provision	Tier 1: CEO	Tier 2: Other C-Level / L13	Tier 3: EVP-SVP / L12
Severance Multiple of Base Salary	2	1.5	1.0
Continuation of Benefits Period	18 months	12 months	12 months